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                    SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 11, 2001



                         CarrAmerica Realty Corporation
             (Exact name of registrant as specified in its charter)



          Maryland                 1-11706                 52-1796339
(State or other jurisdiction     (Commission             (IRS Employer
       of incorporation)         File Number)        Identification Number)



      1850 K Street, NW, Suite 500
             Washington, DC                                20006
(Address of principal executive offices)                 (Zip Code)


               Registrant's telephone number, including area code:
                                 (202) 729-7500


                                 Not applicable
          (Former name or former address, if changed since last report)
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Item 5.   Other Events

          This Current Report on Form 8-K is being filed to provide information to investors regarding the expected impact on us of the recent terrorist attacks on New York and Washington, updated tax disclosure and an update on certain litigation matters that we have previously discussed in our public reports.


Effect of Terrorist Attacks
---------------------------

          We own controlling interests in nine office buildings located in downtown Washington, D.C. that contain approximately 2.1 million net rentable square feet, representing approximately 10.6% of the total net rentable square feet of our consolidated portfolio. These properties contributed approximately 15% of our property operating income for the first six months of 2001. Most of these properties (like most Class A office buildings in downtown Washington, D.C.) are located within a one-mile radius of the White House.

          While the barbaric attacks on the World Trade Center and the Pentagon may have taken a severe emotional toll on U.S. citizens, including our employees, we do not believe that these attacks will have a material adverse effect on our financial condition or results of operations. In the short term, it is possible that there may be some uncertainty in terms of rents that are achieved with respect to newly leased space in downtown Washington, D.C. properties, in light of these properties' proximity to major U.S. landmarks, such as the White House. Additional uncertainty may result from the potential continued closure of Ronald Reagan Washington National Airport, due to security concerns. No official announcement has yet been made on whether the airport will reopen, and, as a result, the potential adverse impact on the downtown Washington, D.C. office market is unclear. However, in the long term, we continue to believe that the downtown Washington, D.C. office market will be an extremely attractive market, because of a number of factors that contribute to long-term stability. These factors include the city's status as the nation's capital, as well as the major presence of the Federal government, international agencies and private-sector professional organizations, including law firms. As a result, the tragic events of September 11 will not have any significant effect on our investment decisions regarding the downtown Washington, D.C. market, and we remain committed to maintaining a significant investment in this market.

Updated Tax Disclosure
----------------------

          As part of an ongoing desire to provide information about us in a manner that is easier to update on a regular basis, we are filing with this report a

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description of the material U.S. federal income tax consequences relating to the taxation of us as a REIT and the ownership and sale of our securities. This replaces and supersedes prior descriptions of the federal income tax treatment of us and our stockholders to the extent that they are inconsistent with the description contained in this Form 8-K.

Updated Litigation Disclosure
-----------------------------

          In addition, we are updating in this Form 8-K our previous disclosure with respect to litigation matters, including certain litigation involving us and two stockholders of HQ Global Holdings, Inc. ("HQ Global"), a company in which we currently hold an approximate 17% interest (14% on a fully diluted basis). This replaces and supersedes prior disclosure regarding this litigation to the extent it is inconsistent with the disclosure contained in this Form 8-K.

          We are currently involved in two separate lawsuits with two stockholders of HQ Global. The first lawsuit involves the September 1998 conversion of an approximately $111 million loan that we made to HQ Global into stock of HQ Global. We, along with HQ Global, initiated this lawsuit in the United States District Court for the District of Columbia in February 1999, asking the court to declare that the terms of the debt conversion were fair, after two minority stockholders threatened to challenge the terms of the conversion. These stockholders had claimed that both the conversion price used and the methods by which the conversion price was agreed upon between HQ Global and us were not fair to HQ Global or these stockholders. Thereafter, these two stockholders filed their own counterclaims against HQ Global, the board of directors of HQ Global and us. The stockholders asked the court to declare the conversion void, or in the alternative for compensatory and punitive damages.

          On September 12, 2001, the trial court granted these stockholders' motion for summary judgment, declaring that the shares issued in connection with the conversion were null and void. While we believe that the trial court incorrectly interpreted Delaware law in this case and intend to appeal this decision, we recognize that, in light of the trial court's finding, there is a reasonable possibility that we will be unsuccessful in overturning the court's decision. In that event, there are a number of possible outcomes, including a reduction in our equity interest in HQ Global or a cash payment by us to these stockholders. We currently believe that the value of any loss we may incur from this decision should not exceed $10 million. We are still assessing the possible impact of this decision (if it should stand) on our overall investment in HQ Global, but at this time we do not believe it will have a material adverse impact on our overall interest in HQ Global or result in material liability for us to other third parties, although we cannot assure you that this will be the case.

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          The second lawsuit involves claims filed by these two stockholders in
April 2000 arising out of the June 2000 merger transaction involving HQ Global and VANTAS Incorporated. In this lawsuit, these two stockholders have brought claims against HQ Global, the board of directors of HQ Global, FrontLine Capital Group and us in Delaware Chancery Court. The two stockholders allege that, in connection with the merger transaction, we breached our fiduciary duties to the two stockholders and breached a contract with the stockholders. The claim relates principally to the allocation of consideration paid to us with respect to our interest in an affiliate of HQ Global that conducts international executive suites operations. The stockholders asked the court to rescind the transaction, or in the alternative for compensatory and rescissory damages. The court recently determined that it would not rescind the merger transaction, but held open the possibility that compensatory damages could be awarded or that another equitable remedy might be available. We believe that these claims are without merit and that we will ultimately prevail in this action, although we cannot assure you that the court will not find in favor of these stockholders. We continue to believe, however, that, even if the court finds in favor of these stockholders, any such adverse result will not have a material adverse effect on our financial condition or results of operations.

          We also are a party to a variety of other legal proceedings in the ordinary course of business. All of these matters, taken together, are not expected to have a material adverse impact on us.


Item 7.   Exhibits

          The following exhibit is filed as part of this report:

  99.1 Description of material U.S. federal income tax consequences relating to the taxation of CarrAmerica Realty Corporation as a REIT and the ownership and disposition of CarrAmerica Realty Corporation common stock

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     CarrAmerica Realty Corporation


Date:  September 26, 2001            By: /s/ Thomas A. Carr
                                         --------------------------------------
                                         Thomas A. Carr
                                         President and Chief Executive Officer;
                                         Chairman of the Board of Directors

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                                 EXHIBIT INDEX
                                 -------------



     Exhibit                  Document
     -------                  --------

     99.1 Description of material U.S. federal income tax consequences relating to the taxation of CarrAmerica Realty Corporation as a REIT and the ownership and disposition of CarrAmerica Realty Corporation common stock